Exhibit 99.1

EDGAR Online Announces Profitable Second Quarter Results

    SOUTH NORWALK, Conn.--(BUSINESS WIRE)--July 29, 2003--EDGAR(R) Online(R), Inc. (NASDAQ: EDGR) today reported its first positive quarterly net income. Net income under generally accepted accounting principles ("GAAP") for the quarter ended June 30, 2003 was $23,000, or $0.00 per share, comparing favorably to a net loss of ($379,000), or ($0.02) per share in the same quarter last year. Second quarter EBITDA was $672,000 compared to $404,000 for the same period a year ago. EDGAR Online is a leader in the business information industry, specializing in the extraction, packaging and distribution of public company information contained in SEC filings.
    EDGAR Online reported revenue of $4.0 million for the quarter ended June 30, 2003 compared to $4.1 million in the same quarter last year. Seat-based subscription revenue increased 18% from last year and 4% from the first quarter of 2003. Corporate and institutional data sales decreased 4% compared to the second quarter of last year, but increased 9% from the previous quarter. Strong growth in the Company's subscription business was offset by a decline in the Company's technical services and advertising revenues. As announced on March 31, 2003, technical services is expected to decrease in the next two quarters due to the loss of revenue from the Company's largest customer, Nasdaq. The Company continues to focus its efforts on (1) selling subscriptions to the professional business market and (2) developing enterprise custom data solutions. At June 30, 2003 the Company had approximately 27,500 subscribers and 210 data contracts.
    "This quarter marks an important milestone for EDGAR Online as we generated positive net income for the first time," said Susan Strausberg, EDGAR Online's President and CEO. "Our efforts to increase sales of our seat-based subscriptions have paid off with a year-to-date 23% increase over last year's sales. Data revenues have been effectively constant despite losing two significant contracts in 2002 that totaled over $1.2 million annually. We continue to focus on the higher margin elements of our business - namely subscriptions and data sales - and are making significant headway in providing custom solutions for our core market. As always our brand recognition is a strong driver in our corporate and institutional sales efforts."
    For the second quarter of 2003, gross margins increased to 87% from 83% for the same quarter last year primarily due to cost reductions from employee terminations related to anticipated decreases in the Company's technical services business. Second quarter EBITDA (earnings before interest, taxes, depreciation and amortization) improved to $672,000 compared to $404,000 for the same quarter last year. Operating income was $47,000, or $0.00 per share, for the second quarter of 2003, compared to an operating loss of ($324,000), or ($0.02) per share, for the same quarter last year. Net income for the second quarter of 2003 was $23,000 compared to a net loss of ($379,000) in the same period a year ago. Net income per share for the second quarter of 2003 was $0.00 based on 16,978,000 basic weighted average shares outstanding compared to a net loss of ($0.02) per share, based on 16,956,000 basic weighted average shares outstanding in the same period a year ago.
    Revenues for the six months ended June 30, 2003 were $7.8 million compared to $8.2 million last year. Gross margins increased to 87% for the six months ended June 30, 2003 from 83% in the same period last year. Net loss excluding restructuring charges was ($309,000), or ($0.02) per share for the six months ended June 30, 2003 compared to a net loss before cumulative effect of accounting change of ($687,000), or ($0.04) per share, excluding restructuring charge reversals, in the same period a year ago. The current year restructuring charges are comprised of employee severance costs incurred in late March 2003.
    In the six months ended June 30, 2003, the Company generated net cash of $890,000 from operating activities and repaid $1.9 million in promissory notes. At June 30, 2003, cash totaled $4.2 million, current assets $5.8 million and total assets were $20.2 million.


KEY FINANCIAL METRICS
(in thousands, except per share amounts)

                                  Quarters Ended   Six Months Ended
                                   2Q'03   2Q'02    2Q'03   2Q'02
                                   -----   -----    -----   -----

Seat-based Subscriptions          $ 1,485 $ 1,255  $ 2,908 $ 2,363
Data Sales                          1,301   1,360    2,493   2,803
Technical Services                  1,015   1,102    2,035   2,245
Advertising and E-commerce            193     398      394     790
                                  ------- -------  ------- -------
Total Revenues                    $ 3,994 $ 4,115  $ 7,830 $ 8,201

Net Income/(Loss)                 $    23 $  (379) $(1,093)$  (587)(*)
Interest Expense, net                  24      55       77     149
                                  ------- -------  ------- -------
Operating Income/(Loss)           $    47 $  (324) $(1,016)$  (438)
Amortization and Depreciation         625     728    1,287   1,453
                                  ------- -------  ------- -------
EBITDA                            $   672 $   404  $   271 $ 1,015


    (*) Before $9.3 million cumulative effect of accounting change for write-down of goodwill in the six months ended June 30, 2002.

    In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding EBITDA. EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. The Securities and Exchange Commission ("SEC") recently adopted new rules concerning the use of non-GAAP financial measures. As required by the SEC, the Company provides the above reconciliation to net income/(loss) which is the most directly comparable GAAP measure. The Company presents EBITDA as it is a common alternative measure of performance which is used by management as well as investors when analyzing the financial position and operating performance of the Company. As EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net income (loss) or any other GAAP measure. Because EBITDA is not calculated in the same manner by all companies, the Company's definition of EBITDA may not be consistent with that of other companies.

    Second Quarter Conference Call Reminder

    EDGAR Online, Inc. will hold its quarterly conference call to review results for the second quarter on Tuesday July 29th, at 5:00 p.m. Eastern Time. Susan Strausberg, President and CEO, and Greg D. Adams, COO and CFO will host the call. To participate, please call:
Domestic 800-404-1354, International 706-643-0825. Investors also have the option of calling 800-642-1687 (domestic), or 706-645-9291 (Int'l.), passcode 1763190 for the teleconference replay, which will be available for approximately one week beginning at 7:00 p.m. ET tonight. The call will also be broadcast simultaneously over the Internet at http://www.edgar-online.com/investor.

    About EDGAR(R) Online(R), Inc.

    EDGAR Online, Inc. (www.edgar-online.com) is a leader in the business information industry, specializing in the extraction, packaging and distribution of public company information contained in SEC filings. Based in Norwalk, Connecticut, with offices in Maryland and New York City, the Company sells subscription products, data and services to financial institutions, corporations and law firms.

    "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues,
(ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) risks in connection with acquisitions, (viii) the time and expense involved in such development activities, (ix) the level of demand and market acceptance of our services and (x) changes in our business strategies.
    EDGAR(R) is a federally registered trademark of the U.S. Securities and Exchange Commission (SEC). EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission. EDGAR Online is a product of EDGAR Online, Inc.

    FINANCIAL TABLES FOLLOW

                          EDGAR Online, Inc.
            Condensed Consolidated Statements of Operations
               (in thousands, except per share amounts)



                              Three Months Ended    Six Months Ended
                                     June 30             June 30
                                   (unaudited)         (unaudited)
                                 2003      2002      2003      2002
                               -------   -------   -------   -------
Revenues:
    Seat-based subscriptions   $ 1,485   $ 1,255   $ 2,908   $ 2,363
    Data sales                   1,301     1,360     2,493     2,803
    Technical services           1,015     1,102     2,035     2,245
    Advertising and e-commerce     193       398       394       790
                               -------   -------   -------   -------
Total revenues                   3,994     4,115     7,830     8,201

Total cost of sales                502       695     1,051     1,388
                               -------   -------   -------   -------

  Gross profit                   3,492     3,420     6,779     6,813

Sales and marketing                560       644     1,096     1,237
Product development                403       588       928     1,076
General and administrative       1,857     1,784     3,700     3,585
Restructuring and severance
 charges                             -         -       784      (100)
Amortization and depreciation      625       728     1,287     1,453
                               -------   -------   -------   -------
Total operating expenses         3,445     3,744     7,795     7,251

    Operating income/(loss)         47      (324)   (1,016)     (438)

Interest expense, net              (24)      (55)      (77)     (149)
                               -------   -------   -------   -------

    Income/(loss) before
     cumulative effect of
     accounting change              23      (379)   (1,093)     (587)

Cumulative effect of
 accounting change                   -         -         -    (9,317)
                               -------   -------   -------   -------

    Net income/(loss)          $    23   $  (379)  $(1,093)  $(9,904)
                               =======   =======   =======   =======

Weighted average shares
 outstanding - basic            16,978    16,956    16,911    16,872

Weighted average shares
 outstanding - diluted          17,271    16,956    16,911    16,872

Income/(loss) before
 cumulative effect of
 accounting change per share-
 basic and diluted             $  0.00   $ (0.02)  $ (0.06)  $ (0.03)

Cumulative effect of
 accounting change per share-
 basic and diluted             $     -   $     -   $     -   $ (0.55)

Net income/(loss) per share -
 basic and diluted             $  0.00   $ (0.02)  $ (0.06)  $ (0.59)

                          EDGAR Online, Inc.
                 Condensed Consolidated Balance Sheets
                            (in thousands)



                                           June 30, 2003  December 31,
                                            (unaudited)       2002
                                            -----------       ----
                     Assets

Cash                                           $  4,179      $  5,550
Accounts receivable, net                          1,180         1,562
Other assets                                        428           316
                                           ------------- -------------
     Total current assets                         5,787         7,428

Property and equipment, net                       1,624         1,693
Goodwill                                          2,189         2,189
Intangible assets, net                           10,300        11,135
Other assets                                        280           774
                                           ------------- -------------
     Total assets                              $ 20,180      $ 23,219
                                           ============= =============

      Liabilities and Stockholders' Equity

Accounts payable and accrued expenses          $    825      $  1,271
Deferred revenues                                 2,109         1,744
Notes payable and accrued interest                1,913         1,949
Capital lease payable, current portion                -             7
                                           ------------- -------------
     Total current liabilities                    4,847         4,971

Notes payable                                         -         1,878
Other long term payables                            244             -
                                           ------------- -------------

     Total liabilities                            5,091         6,849
                                           ------------- -------------

Stockholders' equity:
Common stock                                        170           170
Treasury stock                                     (200)            -
Additional paid-in capital                       58,189        58,177
Accumulated deficit                             (43,070)      (41,977)
                                           ------------- -------------
     Total stockholders' equity                  15,089        16,370

     Total liabilities and stockholders'
      equity                                   $ 20,180      $ 23,219
                                           ============= =============

    CONTACT: EDGAR(R) Online(R), Inc.
             Greg Adams, 203-852-5666
             gadams@edgar-online.com